Exhibit 10.15

INCENTIVE STOCK OPTION AGREEMENT
UNDER THE ANTHERA PHARMACEUTICALS, INC.
2013 STOCK OPTION AND INCENTIVE PLAN

Option Holder:
Date of Grant:
Vesting Commencement Date:
Number of ISO Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☒ Incentive Stock Option1	☐ Nonstatutory Stock Option
Exercise Schedule:	☐ Same as Vesting Schedule	☐ Early Exercise Permitted
Vesting Schedule: Shares in each period will become fully vested on the date shown below:

1 If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year.  Any excess over $100,000 is a Nonstatutory Stock Option.

Pursuant to the Anthera Pharmaceuticals, Inc. 2013 Stock Option and Incentive Plan (the “Plan”), Anthera Pharmaceuticals, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Common Stock, par value $0.001 per share (the “Stock”), of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan.

1.             Exercisability Schedule.

No portion of this Stock Option may be exercised until such portion shall have become exercisable.  Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

(a)           Notwithstanding anything herein to the contrary, in the event (and only in the event) that this Stock Option is assumed or continued by the Company or its successor entity or acquiror upon a Sale Event and thereafter remains in effect following such Sale Event, and the Optionee’s employment with the Company, its Subsidiaries or successor entity(the “Employer”) is terminated by the Employer without Cause or by the Optionee for Good Reason within 12 months following such Sale Event, then this Stock Option shall be deemed vested and exercisable in full with respect to such number of Option Shares that would have vested within the three month period following such termination of employment.

(b)           For purposes of this Agreement, “Cause” shall mean (i) gross negligence or willful misconduct by the Optionee in the performance of the Optionee’s duties to the Employer that is not cured within 30 days of written notice thereof, where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Employer; (ii) any material breach by the Optionee of any agreement between the Optionee and the Employer; (iii) a material and willful violation by the Optionee of any federal or state law; (iv) commission by the Optionee of any act of fraud with respect to the Employer; or (v) the Optionee’s commission of an act of moral turpitude or conviction of or entry of a plea of nolo contendere to a felony.  For purposes of this Agreement, “Good Reason” shall mean (a) a material diminution of the Optionee’s base compensation (other than in connection with a general decrease in base salaries for most similarly situated employees of the Employer); or (b) a material change in the geographic location at which the Optionee provides services to the Employer.  In the event the Optionee is a party to an agreement with the Employer or any Subsidiary that contains a different definition of “Cause” and/or “Good Reason” (or such other similar concept), the definition(s) set forth in such other agreement shall be applicable to the Optionee for purposes of this Agreement.

2.             Manner of Exercise.

(a)           The Optionee may exercise this Stock Option only in the following manner:  from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice.  This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods:  (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or (iv) a combination of (i), (ii) and (iii) above.  Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.  In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the shares attested to.

(b)           The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan.  The determination of the Administrator as to such compliance shall be final and binding on the Optionee.  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company.  Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c)           Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

(d)           Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time

3.             Termination of Employment.  If the Optionee’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a)           Termination Due to Death.  If the Optionee’s employment terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of the Optionee’s death, by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier.  Any portion of this Stock Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.

(b)           Termination Due to Disability.  If the Optionee’s employment terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of 12 months from the date of termination or until the Expiration Date, if earlier.  Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

(c)           Termination for Cause.  If the Optionee’s employment terminates for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force or effect.

(d)           Other Termination.  If the Optionee’s employment terminates for any reason other than the Optionee’s death, the Optionee’s disability, or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier.  Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.

4.             Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.             Transferability.  This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.  This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

6.             Status of the Stock Option.  This Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), but the Company does not represent or warrant that this Stock Option qualifies as such.  The Optionee should consult with his or her own tax advisors regarding the tax effects of this Stock Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements.  To the extent any portion of this Stock Option does not so qualify as an “incentive stock option,” such portion shall be deemed to be a non-qualified stock option.  If the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any Option Shares within the one-year period beginning on the date after the transfer of such shares to him or her, or within the two-year period beginning on the day after the grant of this Stock Option, he or she will so notify the Company within 30 days after such disposition.

7.             Tax Withholding.  The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  If approved by the Administrator, the minimum required tax withholding obligation may be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any Optionee is subject to and conditioned on tax withholding obligations being satisfied by the Optionee.

8.             No Obligation to Continue Employment.  Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time.

9.             Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

10.           Amendment.  Pursuant to Section 18 of the Plan, the Administrator may at any time amend or cancel any outstanding portion of this Stock Option, but no such action may be taken that adversely affects the Optionee’s rights under this Agreement without the Optionee’s consent.

ANTHERA PHARMACEUTICALS, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Optionee’s Signature

Optionee’s name and address: